Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333-90462, 333-90464, 333-115654, 333-115653, and 333-04167 on Form S-8 of our reports dated February 20, 2009,  relating to the financial statements and financial statement schedule of ICU Medical, Inc. and subsidiaries as of and for the year ended December 31, 2008 and the effectiveness of ICU Medical, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ICU Medical, Inc for the year ended December 31, 2008.

/s/ Deloitte and Touché, LLP

Cost Mesa, California
February 20, 2009